EXHIBIT 21
                      LIST OF SUBSIDIARIES

The registrant has the following subsidiaries:

1. Thermo-Home, Inc., a New York corporation
2. Lincoln Logs International Ltd., a New York corporation
3. Lincoln Holding Corp., a Delaware corporation